UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/02/2006

VALASSIS COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10991

DE	38-2760940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

19975 Victor Parkway, Livonia, MI 48152
(Address of principal executive offices, including zip code)

734-591-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 2, 2006, Valassis Communications, Inc. ("Valassis") made a cash settlement in connection with the termination of its forward-dated $400 million LIBOR swap contract with Bear, Stearns & Co. Inc. ("Bear Stearns") on September 28, 2006. Additionally, Valassis did not exercise it's forward-dated $400 million LIBOR swaption contract with Bear Stearns which expired September 28, 2006. Both contracts were created on August 3, 2006 as a bridge hedge for a portion of the proposed acquisition financing related to the proposed ADVO transaction, which Valassis is seeking to rescind in Delaware court.
The effective date of the forward-dated rate swap was October 2, 2006 with an expiration date of October 2, 2013 with quarterly payments based off a LIBOR rate of 5.42%. The European LIBOR swaption expiration date was September 28, 2006 at a strike price of 5.60%. The cash settlement for the swap contract was approximately $11.4 million and the premium paid for the swaption contract was approximately $1.0 million, each of which will be recognized as interest expense during the third quarter ended September 30, 2006.
On September 28, 2006, Valassis amended its bridge hedge for a portion of the acquisition financing by entering into a new forward-dated $400 million European LIBOR swaption with Bear Stearns with an expiration date of February 28, 2007 at a strike price of 5.29%. The premium paid for the new swaption was approximately $2.1 million and will be recognized as interest expense as the contract is marked to market over the reporting periods through February 28, 2007.

Item 1.02.    Termination of a Material Definitive Agreement

The information set forth under Item 1.01 "Entry into a Material Definitive Agreement" of this Form 8-K is incorporated herein by reference."

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 "Entry into a Material Definitive Agreement" of this Form 8-K is incorporated herein by reference."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

Date: October 05, 2006	By:	/s/ Robert L. Recchia
Robert L. Recchia
Chief Financial Officer and Executive Vice President